NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2007

To our Stockholders:
     The 2007 Annual Meeting of Stockholders of TTM Technologies, Inc. will be held at 10:00 a.m., local time, on Friday, June 22, 2007 at our corporate offices located at 2630 South Harbor Blvd., Santa Ana, California 92704, for the following purposes:
1.	To elect three class I directors for a term expiring in 2010; and

2.	To consider any other matters that properly come before the meeting and any postponement or adjournment thereof.
     Stockholders of record as of the close of business on April 25, 2007 are entitled to notice of, and to vote at, the meeting and any postponement or adjournment thereof.
     Whether or not you expect to be present, please sign, date, and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Santa Ana, California	Steven W. Richards, Secretary
April 30, 2007
THIS IS AN IMPORTANT MEETING AND ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

PROXY STATEMENT
ABOUT THE MEETING
PROPOSAL ONE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Grants of Plan-Based Awards Table:
Option Exercised and Stock Vested Table:
Equity Compensation Plan Information
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
2006 ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
OTHER MATTERS

TTM TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
     This proxy statement contains information related to our annual meeting of stockholders to be held on Friday, June 22, 2007, beginning at 10:00 a.m. local time at our corporate offices located at 2630 South Harbor Boulevard, Santa Ana, California 92704, and at any adjournments or postponements thereof. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. The approximate date that this proxy statement, the accompanying notice of annual meeting, and the enclosed form of proxy are being sent to stockholders is on or about April 30, 2007. You should review this information in conjunction with our 2006 Annual Report to Stockholders, which accompanies this proxy statement.
ABOUT THE MEETING
What is the purpose of the annual meeting?
     At the annual meeting, stockholders will vote to elect three class I directors. In addition, our management will report on our performance during 2006 and respond to questions from our stockholders.
Who is entitled to vote at the meeting?
     Only stockholders of record at the close of business on the record date, April 25, 2007, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.
Who may attend the meeting?
     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 42,185,643 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
     If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.
How do I vote?
     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?
     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with us either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the board’s recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Each of the board’s recommendations is set forth together with the description of each item in this proxy statement. In summary, the board recommends a vote “for” the election of each of its nominees for Class I director.
     Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.
What vote is required to approve each item?
     Election of Directors. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of each director. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.
     Other Items. For each other item, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
What are the effects of “broker non-votes”?
     If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters.
Who will pay for the preparation of the proxy?
     We will pay the cost of preparing, assembling, and mailing the proxy statement, notice of meeting, and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies and we may reimburse such persons for their expenses incurred in connection with these activities.
     Our principal executive offices are located at 2630 S. Harbor Blvd., Santa Ana, California 92704, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.

PROPOSAL ONE
ELECTION OF DIRECTOR
Directors and Nominee
     Our board of directors is divided into three classes with each class of directors serving for a three-year term or until successors of that class have been elected and qualified. While the number of directors is currently fixed at nine, three board seats remain vacant at this time. These remaining board seats will remain vacant until our Nominating and Corporate Governance Committee has identified suitable candidates to fill the vacant board seats. At the annual meeting, our stockholders will elect three class I directors, who will serve a term expiring at the 2009 annual meeting, or until his successor has been duly elected and qualified.
     Our board of directors has nominated James K. Bass, Thomas T. Edman, and Robert E. Klatell, who currently serve as directors, to stand for re-election. Messrs. Bass, Edman, and Klatell currently serve as class I directors, and, if re-elected, will serve a three-year term expiring at the annual meeting of stockholders in 2010. Kenton K. Alder and Richard P. Beck serve as class II directors, and their term will expire at the annual meeting of stockholders in 2008. John G. Mayer serves as our class III director and his term will expire at the annual meeting of stockholders in 2009.
     Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.
     The following table, together with the accompanying text, sets forth certain information with respect to each of our directors.

Name	Age	Position(s) Held
Robert E. Klatell	61	Chairman and Director
Kenton K. Alder	57	Chief Executive Officer, President, and Director
James K. Bass	50	Director
Richard P. Beck	73	Director
Thomas T. Edman	45	Director
John G. Mayer	56	Director
     There are no family relationships among our directors.
     Robert E. Klatell has served as our Director since September 2004 and our Chairman of the Board since May 2005. Since December 2005, Mr. Klatell has served as Chief Executive Officer of DICOM Group plc, a publicly held company (London Stock Exchange) that provides information capture and communications solutions. Mr. Klatell served as a consultant to Arrow Electronics, Inc. from January 2004 to December 2004. Mr. Klatell served in various executive capacities at Arrow from February 1976 to December 2003, most recently as Executive Vice President from July 1995 to December 2003. Mr. Klatell is a member of the board of directors of Datascope Corp. and Mediagrif Interactive Technologies Inc. Mr. Klatell holds a Bachelor of Arts degree in History from Williams College and a Juris Doctorate from New York University Law School. The board has determined that Mr. Klatell is an independent director.
     Kenton K. Alder has served as our Chief Executive Officer, President, and Director since March 1999. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group Inc., a printed circuit board manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held printed circuit board manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar. Mr. Alder holds a Bachelor of Science in Finance and a Bachelor of Science in Accounting from Utah State University.

     James K. Bass has served as our Director since September 2000. Mr. Bass is currently the Chief Executive Officer and a director of The New Piper Aircraft, Inc., a general aviation manufacturing company, and has served in such capacities since September 2005. He served as the Chief Executive Officer and a director of Suntron Corporation, a publicly held provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Mr. Bass holds a B.S.M.E. from Ohio State University. The board has determined that Mr. Bass is an independent director.
     Richard P. Beck has served as our Director since February 2001. Mr. Beck is presently retired. From November 2001 to May 2002, Mr. Beck served as Senior Vice President of Advanced Energy Industries, a publicly held manufacturer of power conversion systems and integrated technology solutions. From February 1998 to November 2001, Mr. Beck served as Senior Vice President and Chief Financial Officer of Advanced Energy Industries and continues to serve as a director of the company and is a member of its audit committee and chairman of its nominating and governance committee. From March 1992 until February 1998, Mr. Beck served as Vice President and Chief Financial Officer of Advanced Energy. From November 1987 to March 1992, Mr. Beck served as Executive Vice President and Chief Financial Officer for Cimage Corporation, a computer software company. Mr. Beck holds a Bachelor of Science in Accounting and Finance and a Master of Business Administration from Babson College. The board has determined that Mr. Beck is an independent director and an “audit committee financial expert” as described in applicable Securities and Exchange Commission (“SEC”) rules.
     Thomas T. Edman has served as our Director since September 2004. Mr. Edman has been employed by Applied Materials, Inc. since July 2006 as Corporate Vice President and General Manager of Mergers and Acquisitions and the Emerging Business Group. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials acquired Applied Films in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films. From 1993 until joining Applied Films, he served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman serves on the national board of directors of the American Electronics Association, a professional trade organization, and is Chairman Emeritus. He also serves on the Governing Board of the USDC (United States Display Consortium). Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania. The board has determined that Mr. Edman is an independent director.
     John G. Mayer has served as our Director since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held printed circuit board manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar. Mr. Mayer holds a Bachelor of Arts in History, the Arts and Letters from Yale University and a Juris Doctor from UCLA School of Law. The board has determined that Mr. Mayer is an independent director.

Information Relating to Corporate Governance and the Board of Directors
     A majority of the members of our board of directors are independent. Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Bass, Beck, Edman, Klatell, and Mayer are independent directors, as “independence” is defined by the listing standards of the National Association of Securities Dealers (“NASD”).
     Our bylaws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. Our board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. We intend to schedule each year at least two executive sessions at which independent directors meet without the presence or participation of management.
     Our board of directors has adopted charters for the audit and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by the board of directors. Our board of directors has also adopted a Whistle Blower Policy and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.ttmtechnologies.com, the charters of our audit and nominating and corporate governance committees; our Whistle Blower Policy, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.
     Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of TTM Technologies, Inc. c/o any specified individual director or directors at the address listed in this proxy statement. We will forward any such letters to the indicated directors.
Meetings of the Board of Directors
     Our board of directors held eight meetings during the year ended December 31, 2006. All of our directors attended more than 75% of the aggregate of (i) total number of meetings of the board of directors held during fiscal year 2006, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2006.
Committees of the Board of Directors
     Audit Committee. The audit committee reviews and monitors our corporate financial reporting and our external audit, including, among other things, our control functions, the results and scope of the annual audit, and other services provided by our independent registered public accounting firm and our compliance with legal requirements that have a significant impact on our financial reports. The audit committee also consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of the audit committee are Messrs. Bass, Beck, and Mayer, each of whom is an independent director of our company under the NASD listing standards rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Beck, who serves as chairman of the audit committee, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. The audit committee held nine meetings during 2006.
     Nominating and Corporate Governance Committee. The nominating and corporate governance committee oversees the structure and makeup of the board and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of the board, the criteria and qualifications for membership of each committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. It also oversees and approves the management continuity planning process, including reviewing and evaluating the succession plans relating to the chief executive officer and other executive officer positions. Finally, the nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and the bylaws) and our corporate governance principles. The nominating and corporate governance committee currently consists of three members, Messrs. Beck, Klatell, and Bass. The nominating and corporate governance committee held one meeting during 2006.
     Compensation Committee. The compensation committee provides a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer’s recommendations on compensation of our officers and adopting and changing major compensation policies and practices, and reports its recommendations to the whole board of directors for approval and authorization. The compensation committee administers our stock plans and is currently comprised of Messrs. Edman, Klatell, and Mayer. The compensation committee held six meetings during 2006.
Director Compensation and Other Information
     Our non-employee directors receive the following compensation: an annual cash retainer of $24,000, a $1,500 payment per board meeting, a $750 payment for each committee meeting, and reimbursement of expenses relating to the board meetings. In addition, our Chairman of the Board receives an annual cash retainer of $30,000, and the chairmen of our various board committees receive annual cash retainers as follows: $10,000 to the audit committee chairman, $7,500 to the compensation committee chairman, and $5,000 to the nominating and corporate governance committee chairman.
     Upon initial election to our board, each non-employee director receives an option to purchase 20,000 shares of our common stock. Effective at the 2007 annual meeting of stockholders and at each subsequent annual meeting of stockholders, each non-employee director who has served as a director for the previous six months receives restricted stock units with a value of $60,000. The stock options and restricted stock units provided to the non-employee directors vest over a three year period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows the amount of each class of common stock beneficially owned as of March 31, 2007, by (a) each of our directors and nominees for director, (b) each of our named executive officers, (c) all of our directors and current executive officers as a group, and (d) each person known by us to own beneficially more than five percent of our outstanding common stock.
Beneficial Ownership Table

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent (2)
Directors and Executive Officers:
Kenton K. Alder (3)	451,720	1.1%
Steven W. Richards (4)	72,324	*
Douglas L. Soder	—	*
O. Clay Swain (5)	228,288	*
Shane S. Whiteside (6)	285,510	*
Daniel L. Felsenthal (7)	38,439	*
James K. Bass (7)	29,334	*
Richard P. Beck (8)	30,334	*
Thomas T. Edman (7)	21,334	*
Robert E. Klatell (7)	21,334	*
John G. Mayer (7)	29,334	*
All directors and executive officers as a group (11 persons) (9)	1,207,951	2.8%

5% Stockholders:
Royce & Associates, LLC (10)	4,281,735	10.2%
Barclays Global Investors, NA (11)	3,043,584	7.2%
Putnam Investments (12)	2,722,898	6.5%

*	Represents less than 1% of our outstanding common stock.

(1)	Except as otherwise indicated, the address of each person listed on the table is 2630 S. Harbor Blvd, Santa Ana, CA, 92704.

(2)	We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2007, but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 42,181,643 shares of our common stock outstanding as of March 31, 2007.

(3)	Includes 1,500 shares held by Mr. Alder’s children and 397,751 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 31, 2007.

(4)	Includes 71,824 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 31, 2007.

(5)	Includes 227,288 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 31, 2007.

(6)	Includes 224,652 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 31, 2007.

(7)	Represents shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 31, 2007.

(8)	Includes 25,334 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 31, 2007.

(9)	Includes 1,086,624 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 31, 2007.

(10)	The information is as reported on Schedule 13G filed on February 7, 2007 with the SEC by Royce & Associates, LLC (“Royce”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The address for Royce is 1414 Avenue of the Americas, New York, New York 10019.

(11)	The information is as reported on Schedule 13G filed on January 23, 2007 with the SEC by Barclays Global Investors, NA (“Barclays”) and certain affiliates of Barclays, including Barclays Global Fund Advisors, Barclays Global Investors, Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited. The address for Barclays is 45 Fremont Street, San Francisco, California 94105.

(12)	The information is as reported on Schedule 13G filed on January 25, 2007 with the SEC by Putnam, LLC d/b/a Putnam Investments, filing on behalf of its parent company, Marsh & McLennan Companies, Inc., and its wholly owned subsidiaries, Putnam Investment Management, LLC, and The Putnam Advisory Company, LLC. The address for Putnam Investments is One Post Office Square, Boston, Massachusetts 02109.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2006, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2006.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Our executive compensation program is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. To meet these objectives, we seek to provide executive compensation packages that are competitive with other similarly situated companies in our industry and reward the achievement of short-term and long-term performance goals. Our executive compensation is comprised of three components: base salary, short-term cash incentive payments, and long-term equity incentive compensation.
     The compensation committee (the “Committee”) of our board of directors administers the compensation program for our executives and key employees, except that the board, upon the Committee’s recommendation, approves the compensation package for our Chief Executive Officer. In determining the allocation each year among current cash compensation, short-term incentive cash compensation, and long-term equity incentive compensation the Committee considers the following factors: TTM’s short and long-term business objectives, competitive trends within its industry, and the importance of creating a performance-based environment that ties a significant portion of each executive’s compensation to the achievement of performance targets that increase stockholder value. When considering a proposed compensation package for an executive or key employee, the Committee considers the compensation package as a whole, including each element of total compensation.
     One of the goals of our executive compensation program is to remain competitive within our industry. Accordingly, the Committee believes it is important when making its compensation decisions to be informed as to current practices of similarly situated publicly held companies in our industry. In 2006, the Committee commissioned a study conducted by Pearl Meyer & Partners, an outside consulting firm that specializes in executive compensation. This study reviewed the base salaries, cash incentive compensation, and equity incentive practices of 18 publicly held companies in the electronic components industry. These peer companies were chosen for inclusion in the study based on having certain business characteristics that are similar to ours, including revenues and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation, the Committee believes that gathering this information is an important part of its compensation-related decision-making process. The Committee generally targets total compensation for executives at or near the 50th percentile. However, in addition to peer group studies, the Committee also considers each individual’s performance evaluations, experience level, and professional development. The Committee intends to retain third-party executive compensation specialists from time to time, as the Committee deems appropriate, to advise the Committee with respect to compensation policies.
Compensation Components
     Total executive compensation is comprised of the following components:
     Base Salary
     Generally, the Committee seeks to establish executive base salaries at or near the 50th percentile of salaries for executives in similar positions and with similar responsibilities within our peer group. We believe that maintaining base salaries at or near the industry median enables us to remain competitive for qualified executives while avoiding paying amounts in excess of what we believe necessary to attract and retain such executives. Base salaries are generally reviewed annually to adjust base salary amounts to realign such salaries with median market levels after taking into account individual responsibilities, performance, and experience.
     For 2007, the Committee increased the base salaries for each of the executive officers named in the Summary Compensation Table (the “named executive officers”). Mr. Alder, the company’s Chief Executive Officer, met with the Committee to present recommendations for each of the executive officers (other than himself). After reviewing the market study data and individual performance evaluations for each such executive officer and discussing them with Mr. Alder, the Committee approved the recommended base salary increases after determining that the increases were generally consistent with the intention to target the 50th percentile for the peer group. The Committee similarly reviewed the CEO compensation market data as well as performance evaluations for Mr. Alder from his direct reports and members of the board and ultimately recommended, and the board approved, increasing the base salary for Mr. Alder in 2007 to the 50th percentile for the peer group. The base salaries in 2007 for each of the executive officers named in the Summary Compensation Table (the “named executive officers”) and Mr. Soder are as follows:

Named Executive Officer	Base Salary
Kenton K. Alder	$520,000
Daniel L. Felsenthal	$154,500
Steven W. Richards	$270,000
Douglas L. Soder	$330,000
O. Clay Swain	$195,000
Shane S. Whiteside	$320,000
     Annual Cash Bonus Program. In addition to base salaries, the Committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executives to achieve near-term performance goals. Each year, the Committee determines a target bonus amount for each executive. The target percentages are set at levels that, upon achievement of 100% of corporate and individual performance goals, are likely to result in bonus payments that the Committee believes to be at or near the median for target bonus amounts for comparable executives at peer companies. The Committee then reviews a detailed set of overall corporate and individual performance goals prepared by management for each executive (other than the CEO). The Committee then works with Mr. Alder to develop final corporate performance goals that are set at a level the Committee believes are challenging, but reasonable, for management to achieve. Each year, the board, upon recommendation of the Committee, establishes a target bonus amount for the CEO as well as corporate performance goals. The bonus amount for the CEO is similarly targeted at the 50th percentile for the peer group.
     At the end of each year, the Committee determines the level of achievement for each corporate and individual performance goal and awards credit for the achievement of goals as a percentage of the target bonus. Final determinations as to bonus levels are then based on the achievement of applicable corporate and individual goals. Actual bonuses are generally paid to the executives in the first quarter of the subsequent fiscal year.
     In 2006, the Committee established target bonus awards (as a percentage of base salary) of 66% (with a maximum of 116%) for Messrs. Richards, Swain, and Whiteside, and 40% (with a maximum of 60%) for Mr. Felsenthal. Mr. Soder, who was hired in October 2006, did not participate in the 2006 bonus program. The board, upon recommendation by the Committee, established a target bonus award for Mr. Alder of 85% (with a maximum of 149%) of his base salary. In 2006, the corporate goals identified by the Committee and the board included achieving certain operating income goals.
     In February 2007, the Committee and board determined that the applicable corporate and individual performance achievements in 2006 merited a maximum bonus award for each of the named executive officers. Accordingly, the named executive officers received the following cash bonuses:

Named Executive Officers	2006 Bonus Amount
Kenton K. Alder	$596,000
Daniel L. Felsenthal	$90,000
Steven W. Richards	$232,000
O. Clay Swain	$211,700
Shane S. Whiteside	$260,420
     For 2007, the Committee has established target bonus awards (as a percentage of base salary) of 55% for Messrs. Richards, Soder, Swain, and Whiteside and 45% for Mr. Felsenthal. The board, upon recommendation by the Committee, established a target bonus award of 70% of base salary for Mr. Alder. Actual bonuses will be determined by the Committee and the board and paid in early 2008, and may be above or below target bonus levels. The 2007 bonus awards will be capped at 116% of base salary for Messrs. Richards, Soder, Swain, and Whiteside; 75% for Mr. Felsenthal; and 149% for Mr. Alder, based on maximum goal achievement.
     Our practice is to award cash incentive compensation based on performance objectives. The Committee uses annual cash incentive compensation to reward our executives for company-wide performance by tying bonus awards to financial performance as well as specific personal and operational goals within the functional areas under their management. For Messrs. Richards, Soder, Swain, and Whiteside, 75% of their 2007 bonus will be determined based on TTM’s 2007 operating income, 10% will be based on individual performance goals and 15% will be subject to the Compensation Committee’s discretion. The Committee established the target bonus levels for 2007 for Messrs. Richards, Soder, Swain, and Whiteside at $148,500, $181,500, $107,500, and $176,000, respectively, which represent 55% of their respective base salaries, and $69,525 for Mr. Felsenthal, representing 45% of his base salary. However, their bonuses can range between $0 and 116% of their respective base salaries, depending on TTM’s operating income and their individual performance.
     The board, upon the recommendation of the Committee, established the 2007 target bonus level for Mr. Alder at $364,000, which represents 70% of his base salary. The board bases the CEO’s cash incentive bonus awards on Company-wide performance. Accordingly, 100% of Mr. Alder’s bonus will be determined based on TTM’s 2007 operating income. The target bonus for Mr. Alder is $364,000, which represents 70% of his base salary. However, his bonus can range between $0 and 149% of his base salary, depending upon TTM’s operating income in 2007.
     The table below lists the 2007 base salaries and bonus levels for each of our named executive officers and Mr. Soder.

	2007	Bonus Levels as % of Base Salary
	Base	50%	80%	100%	120%
Named Executive Officer	Salary	of Target(1)	of Target	of Target	of Target(2)
Kenton K. Alder	$520,000	10%	35%	70%	149%
Daniel L. Felsenthal	$154,500	10%	22.5%	45%	75%
Steven W. Richards	$270,000	10%	27.5%	55%	116%
Douglas L. Soder	$330,000	10%	27.5%	55%	116%
O. Clay Swain	$195,000	10%	27.5%	55%	116%
Shane Whiteside	$320,000	10%	27.5%	55%	116%

(1)	Represents the percentage of 2007 base salary that executive will receive (assuming applicable individual performance goals are met and discretionary portion is paid in full) if TTM achieves 50% of the operating income target established by TTM’s Board. Bonuses will not be earned if operating income is less than 50% of the target.

(2)	Represents maximum potential bonus payout.

     Equity Awards. We believe that providing a significant portion of our executives’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. The Committee and board develop their equity award determinations based on their judgments as to whether the total compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately reward the executives. This judgment is based in part on information provided by benchmarking studies. The Committee generally targets the value of the equity awards at or near the 50th percentile of the peer group.
     We grant equity awards through our 2006 Equity Incentive Plan, which was adopted by our board and stockholders to permit the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards to our officers, directors, employees and consultants. All of our employees, directors and consultants are eligible to participate in the 2006 Equity Incentive Plan. The material terms of the 2006 Equity Incentive Plan are described below.
     Historically, we primarily awarded equity compensation in the form of stock options. We selected this approach in part because of the favorable accounting and tax treatment and the widely held expectation among employees in our industry that they would receive stock options. However, the accounting treatment for stock options changed in 2006 with the adoption of Financial Accounting Standards No. 123(R) Share-Based Payments (“FAS 123(R)“), which made the accounting treatment for stock options less attractive. As a result, the Committee reassessed the relative advantages and disadvantages of various forms of equity compensation and concluded that awarding restricted stock units would be a more motivating form of incentive compensation for our employees and would permit us to issue fewer shares, thereby reducing the potential dilutive impact on our stockholders. The Committee may, however, issue stock options from time to time where it deems appropriate.
     The following table sets forth the number of restricted stock units, or RSUs, awarded to the named executive officers and Mr. Soder in 2007:

Named Executive Officer	Number of RSUs(1)
Kenton K. Alder	45,644	(2)
Daniel L. Felsenthal	5,540
Steven W. Richards	26,946	(3)
Douglas L. Soder	22,220
O. Clay Swain	20,892	(4)
Shane S. Whiteside	26,946	(5)

(1)	One-third of the RSUs vest on each of the first three anniversaries of the grant date.

(2)	Includes annual grant of 38,555 RSUs and special one-time grant of 7,089 RSUs in recognition of efforts to integrate the acquisition of the Tyco Printed Circuit Group.

(3)	Includes annual grant of 22,220 RSUs and special one-time grant of 4,726 RSUs in recognition of efforts to integrate the acquisition of the Tyco Printed Circuit Group.

(4)	Includes annual grant of 17,820 RSUs and special one-time grant of 3,072 RSUs in recognition of efforts to integrate the acquisition of the Tyco Printed Circuit Group.

(5)	Includes annual grant of 22,220 RSUs and special one-time grant of 4,726 RSUs in recognition of efforts to integrate the acquisition of the Tyco Printed Circuit Group.
     Severance Benefits. We have entered into change of control agreements with certain of our executive officers, the terms of which are described below in the sections entitled “Employment Agreements” and “Other Post-Employment Agreements.” We believe these change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.
     Other Compensation. All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally.
401(K) Plan
     We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. All employees are eligible to participate in the plan on the first of the month following 90 days of employment. Participants may elect to make pre-tax contributions to the plan subject to a statutorily prescribed annual limit. Participants are fully vested in their contributions and the investment earnings. At our discretion, we make matching contributions to the 401(k) plan based upon employee contributions and profit sharing as provided for in the plan. Contributions by the participants to the 401(k) plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn.
Compensation Paid to Executive Officers
     The following table shows compensation information for 2006 for the named executive officers.
Summary Compensation Table

					Non-Equity
					Incentive
Name				Option	Plan	All Other
and				Awards	Compensation	Compensation
Principal		Salary	Stock Awards	($)	($)	($)	Total
Position	Year	($)	($)	(1)	(2)	(3)	($)
Kenton K. Alder - Chief Executive Officer, President, and Director	2006	$386,539	—	$180,378	$596,000	$2,200	$1,165,117

Steven W. Richards - Chief Financial Officer, Executive Vice President, and Secretary	2006	200,769	—	85,283	232,000	2,008	520,060

O. Clay Swain - Senior Vice President - Sales	2006	187,168	—	89,388	211,700	1,466	489,722

Shane S. Whiteside - Executive Vice President and Chief Operating Officer	2006	235,827	—	103,914	260,420	1,897	602,058

Daniel L. Felsenthal - Vice President, Corporate Controller	2006	152,885	—	44,415	90,000	1,529	288,829

(1)	The amounts shown in the Option Awards column do not reflect compensation actually received by the named executive officers. Instead, these amounts reflect the compensation expense we recognized in 2006 related to stock options awarded in 2006 and prior years to the named executive officers, as determined pursuant to FAS 123(R). For a discussion of valuation assumptions, see Note 9 to our 2006 consolidated financial statements.

(2)	Represents a bonus paid in 2007 based on our performance in 2006.

(3)	Represents matching contributions by us under our 401(k) plan.

Grants of Plan-Based Awards Table:
     The following table shows all plan-based awards granted to the named executive officers during 2006. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End and Option Exercised and Stock Vested Table.

			All
		All	Option Awards:
		Stock Awards:	Number of	Exercise	Grant Date Fair
		Number of Shares	Securities	or Base	Value of Stock and
		of Stock	Underlying	Price of Option	Option Awards
	Grant	or Units	Options	Awards	($)
Name	Date	(#)	(#)	($/Sh)	(1)
Kenton K. Alder	2/14/06	—	17,375	$12.97	$129,242
	5/4/06	—	29,208	$16.82	277,768
	8/1/06	—	29,208	$10.58	173,227
	11/1/06	—	29,209	$11.71	188,024

Steven W. Richards	2/14/06	—	9,500	$12.97	70,665
	5/4/06	—	16,833	$16.82	160,082
	8/1/06	—	16,833	$10.58	99,833
	11/1/06	—	16,834	$11.71	108,364

O. Clay Swain	2/14/06	—	9,500	$12.97	70,665
	5/4/06	—	13,500	$16.82	128,385
	8/1/06	—	13,500	$10.58	80,066
	11/1/06	—	13,500	$11.71	86,902

Shane S. Whiteside	2/14/06	—	9,500	$12.97	70,665
	5/4/06	—	16,833	$16.82	160,082
	8/1/06	—	16,833	$10.58	99,833
	11/1/06	—	16,834	$11.71	108,364

Daniel L. Felsenthal	2/14/06	—	4,375	$12.97	32,543
	5/4/06	—	4,375	$16.82	41,606
	8/1/06	—	5,500	$10.58	32,619
	11/1/06	—	5,500	$11.71	35,405

(1)	The value of a stock option award is based on the fair value as of the grant date of such award, as determined pursuant to FAS 123(R). The exercise price for all options granted to the named executive officers is equal to 100% of the fair market value of the underlying shares on the grant date. The option exercise price has not been deducted from the amounts indicated in the Grant Date Fair Value of Stock and Option Awards column.

Outstanding Equity Awards
     The following table shows all outstanding equity awards held by the named executive officers at December 31, 2006.
Outstanding Equity Awards at Fiscal Year-End and Option Exercised and Stock Vested Table

	Option Awards
	Number	Number
	of	of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Kenton K. Alder	100,000	—	$16.00	09/20/10
	25,000	—	$10.15	03/11/12
	16,354	12,000	$2.76	12/30/12
	210,000	—	$13.68	12/17/13
	4,344	13,031	$8.67	11/03/15
	—	29,208	$16.82	05/04/16
	—	29,209	$11.71	11/01/16
	—	29,208	$10.58	08/01/16
	—	17,375	$12.97	02/14/16
	4,344	13,031	$6.86	08/03/15
	4,344	13,031	$7.77	05/05/15
	17,375	—	$8.98	01/27/15

Steven W. Richards	40,000	—	$13.68	12/17/13
	14,126	7,000	$2.76	12/30/12
	4,800	—	$10.15	03/11/12
	11,188	—	$2.63	04/28/10
	4,000	—	$16.00	09/20/10
	1,750	—	$2.63	04/28/10
	—	3,562	$7.77	05/05/15
	—	3,562	$6.86	08/03/15
	1,188	3,562	$8.67	11/03/15
	—	16,834	$11.71	11/01/16
	—	16,833	$10.58	08/01/16
	—	16,833	$16.82	05/04/16
	—	9,500	$12.97	02/14/16

	Option Awards
	Number	Number
	of	of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
O. Clay Swain	7,412	—	$2.63	03/06/10
	16,000	—	$10.15	03/11/12
	5,000	5,000	$2.76	12/30/12
	110,000	—	$13.68	12/17/13
	9,500	—	$8.98	01/27/15
	2,375	7,125	$7.77	05/05/15
	2,375	7,125	$6.86	08/03/15
	2,375	7,125	$8.67	11/03/15
	—	9,500	$12.97	02/14/16
	64,126	—	$16.00	09/20/10
	—	13,500	$16.820	05/04/16
	—	13,500	$10.58	08/01/16
	—	13,500	$11.71	11/01/16

Shane S. Whiteside	35,626	—	$16.00	09/20/10
	19,442	—	$2.63	08/09/09
	20,000	—	$10.15	03/11/12
	22,000	8,000	$2.76	12/30/12
	110,000	—	$13.68	12/17/13
	9,500	—	$8.98	01/27/15
	2,375	7,125	$7.77	05/05/15
	2,375	7,125	$6.86	08/03/15
	2,375	7,125	$8.67	11/03/15
	—	9,500	$12.97	02/14/16
	—	16,833	$16.82	05/04/16
	—	16,833	$10.58	08/01/16
	—	16,834	$11.71	11/01/16

	Option Awards
	Number	Number
	of	of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Daniel L. Felsenthal	9,563	9,000	$3.42	02/26/13
	—	4,375	$12.97	02/14/16
	—	5,500	$10.58	08/01/16
	—	5,500	$11.71	11/01/16
	—	4,375	$16.82	05/04/16
	1,094	3,281	$8.67	11/03/15
	20,000	—	$13.68	12/17/13
	—	3,281	$6.86	08/03/15
	—	3,281	$7.77	05/05/15
Options Exercised and Stock Vested
     The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during 2006.
Option Exercised and Stock Vested Table:

	Option Awards		Stock Awards
	Number of
	Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
	Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)
Kenton K. Alder	90,000	$697,235.12	—	—
Steven W. Richards	17,000	$100,512.32	—	—
O. Clay Swain	59,614	$616,676.82	—	—
Shane S. Whiteside	77,858	$780,863.60	—	—
Daniel L. Felsenthal	10,000	$62,148.14	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares issued upon exercise of the options.

Employment Agreements
     Effective December 1, 2005, we entered into an employment agreement with Mr. Alder. Pursuant to the agreement, Mr. Alder will continue to serve as our President and Chief Executive Officer for an initial term expiring December 1, 2008, which initial term shall be automatically renewed for additional one-year terms, unless timely notice of non-renewal is given by either Mr. Alder or us. Mr. Alder receives a base salary, currently $520,000, which may be increased from time to time at the discretion of our board of directors. In addition, if Mr. Alder’s employment is terminated by (1) us without “cause” (as defined in the agreement), or (2) by Mr. Alder for “good reason” (as defined in the agreement), other than in connection with a “change of control” (as defined in the agreement), Mr. Alder would be entitled to receive an amount in cash equal to 18 months of his base salary, payable in equal installments on the same payment dates as such base salary payments would have otherwise been paid for the 18 months following such termination. In the event of a change in “control,” the vesting of any stock options held by Mr. Alder that are assumed by the acquirer would be immediately accelerated if Mr. Alder’s employment is terminated by the acquirer for cause or by Mr. Alder for good reason within 12 months after the change in control.
     Pursuant to the terms of Mr. Soder’s October 2006 offer letter, he will receive a base salary of $330,000, which may be increased from time to time at the discretion of our board of directors. In addition, Mr. Soder was granted 60,000 stock options and a $50,000 signing bonus. The offer letter provides that Mr. Soder will receive a retention bonus of $200,000 on October 28, 2007 and $150,000 on October 28, 2008 provided that Mr. Soder remains employed with us through such respective dates. In the event we terminate Mr. Soder’s employment without cause (1) prior to October 28, 2007, he will be entitled to receive two years salary ($660,000) and accelerated payment of any unpaid bonus; (2) after October 28, 2007 and prior to October 28, 2008, he will be entitled to receive one year’s salary ($330,000) and accelerated payment of any unpaid bonus; and (3) after October 28, 2008 he will be entitled to receive six months’ salary ($165,000) and accelerated payment of any unpaid bonus. In the event Mr. Soder’s employment is terminated following a change of control, the vesting of any stock options and RSUs held by him and the payment of any unpaid bonus will be accelerated.
Other Post-Employment Agreements
     Effective December 1, 2005, we entered into change of control severance agreements with each of Steven W. Richards, our Chief Financial Officer; O. Clay Swain, our Senior Vice President - Marketing; and Shane S. Whiteside, our Chief Operating Officer. Under the terms of the agreements, if the executive’s employment is terminated by (1) us without “cause” (as defined in the agreements) during a “pending change in control” (as defined in the agreements) or within 12 months following a “change in control” (as defined in the agreements), or (2) by the executive for “good reason” (as defined in the agreements) within 12 months following a change in control, the executive would be entitled to receive an amount in cash equal to 12 months of the executive’s annual base salary. In addition, the vesting of any stock options assumed by the acquirer would be accelerated.
2006 Incentive Compensation Plan
     The material features of the 2006 Incentive Compensation Plan (the “2006 Plan”) are outlined below.
     Awards
     The terms of the 2006 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards, and performance awards that may be settled in cash, stock, or other property.
     Shares available for awards
     The total number of shares of our common stock that may be subject to awards under the 2006 Plan is equal to 3,000,000 shares, plus (i) any shares available for issuance and not subject to an award under the 2000 Plan or the Management Plan, (ii) the number of shares with respect to which awards granted under the 2006 Plan, 2000 Plan, and the Management Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (iii) with respect to awards granted under the 2006 Plan, 2000 Plan and the Management Plan, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the 2006 Plan, 2000 Plan and the Management Plan.
     Limitations on awards
     The 2006 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations, no more than 1,000,000 shares of our common stock reserved for issuance under the 2006 Plan may be granted to an individual during any fiscal year pursuant to any stock options or stock appreciation rights granted under the 2006 Plan and no more than 1,000,000 shares of our common stock reserved for issuance under the 2006 Plan may be granted to an individual during any fiscal year pursuant to all awards other than stock options or stock appreciation rights granted under the 2006 Plan. The maximum amount that may be earned by any one participant as a performance award (payable in cash) or other cash award is $5,000,000 per calendar year. No outstanding options may be repriced without stockholder approval (that is, we cannot amend an outstanding option to lower the exercise price or exchange an outstanding option for a new option with a lower exercise price without stockholder approval). In addition, the 2006 Plan prohibits us from exchanging an outstanding option with an exercise price above the then current fair market value of our common stock for cash, other awards, or other property.
     Capitalization adjustments
     In the event that a dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock or our other securities or the securities of any other issuer, so that an adjustment, substitution, or exchange is determined to be appropriate by the plan administrator, then the plan administrator will adjust any or all of the following as the plan administrator deems appropriate: (1) the kind and number of shares available under the 2006 Plan, (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) other affected terms of awards.
     Eligibility
     The persons eligible to receive awards under the 2006 Plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the 2006 Plan only to our employees, including our officers who are employees.
     Administration
     Our board of directors will administer the 2006 Plan unless it delegates administration of the 2006 Plan to one or more committees of our board of directors. Together, our board of directors and any committee(s) delegated to administer the 2006 Plan are referred to as the plan administrator. If a committee is delegated to administer the 2006 Plan, then the committee members may be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by Nasdaq or any other national securities exchange on which any of our securities may be listed for trading in the future. Subject to the terms of the 2006 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2006 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2006 Plan. The plan administrator may amend the terms of outstanding awards, in its discretion. Any amendment that adversely affects the rights of the award recipient, however, must receive the approval of such recipient.

     Stock options and stock appreciation rights
     The plan administrator is authorized to grant stock options, including both incentive stock options and non-qualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. The per share exercise price of an incentive stock option, however, must not be less than the fair market value of a share of common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no incentive stock option may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the plan administrator. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights.
     Restricted Stock and Stock Units
     The plan administrator is authorized to grant restricted stock and stock units. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the plan administrator. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of a stock unit confers upon a participant the right to receive shares of common stock at the end of a specified period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified period. Prior to settlement, an award of a stock unit carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.
     Dividend Equivalents
     The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the plan administrator. Currently, there are no outstanding dividend equivalent awards, either with other outstanding awards under any of our incentive compensation plans or as stand-alone awards.
     Bonus Stock and Awards in Lieu of Cash Obligations
     The plan administrator is authorized to grant shares of common stock as a bonus free of restrictions for services performed for us or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the 2006 Plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.
     Other Stock Based Awards
     The plan administrator is authorized to grant awards under the 2006 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The plan administrator determines the terms and conditions of such awards.
     Performance Awards
     The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the plan administrator. In addition, the 2006 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the plan administrator expects will, for the year in which a deduction arises, be “covered employees” (as defined below) may, if and to the extent intended by the plan administrator, be subject to provisions that should qualify such awards as “performance based” compensation not subject to the limitation on tax deductibility by us under Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our SEC filings. If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by a committee which will qualify under Section 162(m), rather than our board of directors.
     Subject to the requirements of the 2006 Plan, the plan administrator will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our consolidated financial statements, and/or those of its affiliates, or for its business units (except with respect to the total shareholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for performance awards designed to comply with the performance-based compensation exception to Section 162(m): (1) earnings per share; (2) revenues or gross margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; and (13) debt reduction. For covered employees, the performance goals and the determination of their achievement shall be made in accordance with Section 162(m). The plan administrator is authorized to adjust performance conditions and other terms of awards in response to unusual or nonrecurring events, or in response to changes in applicable laws, regulations, or accounting principles.
     Other Terms of Awards
     Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the plan administrator. Awards under the 2006 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2006 plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2006 plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.
     Acceleration of Vesting; Change in Control
     The plan administrator, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the 2006 Plan. In addition, the plan administrator may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.” The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates for “good reason.”
     To the extent we undergo a corporate transaction (as defined in the 2006 Plan), the 2006 Plan provides that outstanding awards may be assumed, substituted for or continued in accordance with their terms. If the awards are not assumed, substituted for or continued, to the extent applicable, such awards will terminate immediately prior to the close of the corporate transaction. The plan administrator may, in its discretion, either cancel the outstanding awards in exchange for a cash payment or vest all or part of the award contingent on the corporate transaction. With respect to a corporate transaction after which our stockholders immediately prior to the corporate transaction own 90% or more of the successor company after the corporate transaction, awards under the 2006 Plan must be assumed, continued, or substituted for.
     Amendment and Termination
     Our board of directors may amend, alter, suspend, discontinue, or terminate the 2006 Plan or the plan administrator’s authority to grant awards without further stockholder approval, except stockholder approval will be obtained for any amendment or alteration if such approval is deemed necessary and advisable by our board of directors. Unless earlier terminated by our board of directors, the 2006 Plan will terminate on the earlier of (1) ten years after the later of (x) the adoption by our board of directors of the 2006 Plan and (y) the approval of an increase in the number of shares reserved under the 2006 Plan by our board of directors (contingent upon such increase being approved by our stockholders) and (2) such time as no shares of our common stock remain available for issuance under the 2006 Plan and no further rights or obligations with respect to outstanding awards are outstanding under the 2006 Plan. Amendments to the 2006 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.
Federal Income Tax Consequences of Awards
     The information set forth below is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2006 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.
     Nonqualified Stock Options
     Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price per share equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock received over the exercise price paid. If the optionee is our employee or an employee of one of our affiliates, that income will be subject to employment taxes and withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

     Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.
     Incentive Stock Options
     The 2006 Plan provides for the grant of stock options that qualify as “incentive stock options,” which are referred to as ISOs, as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which is referred to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.
     If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which is referred to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
     For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.
     We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. If there is a Disqualifying Disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) and provided that amount is reasonable, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
     Stock Awards
     Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock. If the recipient is our employee or an employee of one of our affiliates, any income recognized will be subject to employment taxes and withholding tax.

     The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
     Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
     Stock Appreciation Rights
     We may grant stock appreciation rights separate from any other award, which is referred to as stand-alone stock appreciation rights, or in tandem with options, which is referred to as tandem stock appreciation rights, under the 2006 Plan.
     With respect to stand-alone stock appreciation rights, where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock on the day the right is exercised and the shares of our common stock are delivered. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.
     We have not granted and do not plan to grant any tandem stock appreciation rights, due to the adverse tax consequences of such awards under Section 409A of the Code.
     Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
     Stock Units
     Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may only be delivered upon one of the following events: a fixed calendar date, separation from service, death, disability or a change of control. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, there will be an additional twenty percent excise tax and interest on any taxes owed.
     The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
     Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
     Dividend Equivalents
     Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of any payments received under the dividend equivalent award. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the dividend equivalent.
     Section 162 Limitations
     Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our SEC filings.
Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of our board of directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the 2006 Plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the shareholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.
Pension Benefits
     None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation
     None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if the Committee determines that doing so is in our best interests.
Director Compensation Table
     The following table sets forth information with respect to the compensation received by our non-employee directors during 2006.

	Fees Earned	Option
	or Paid in Cash	Awards	Total
Name	($)	($) (1)	($)
Robert E. Klatell	$55,250	$11,690	$66,940
James K. Bass	38,000	17,606	55,606
Richard P. Beck	48,500	17,606	66,106
Thomas T. Edman	40,500	11,690	52,190
John G. Mayer	43,250	17,606	60,856

(1)	The amounts shown in the Option Awards column do not reflect compensation actually received by the non-employee directors. Instead, these amounts reflect the compensation expense we recognized in 2006 related to stock options awarded in 2006 and prior years to the non-employee directors, as determined pursuant to FAS 123(R).For a discussion of valuation assumptions, see Note 9 to our 2006 consolidated financial statements.
Equity Compensation Plan Information
     The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our 2006 Equity Incentive Plan as of December 31, 2006.

(c)
Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants, and Rights	Warrants, and Rights	Column (a))
Equity Compensation Plans Approved by Stockholders	2,796,558	$11.31	6,468,980

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	2,796,558	$11.31	6,468,980

Compensation Committee Report
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis above with the company’s management. Based on its review of the Compensation Discussion and Analysis above, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in the company’s annual report.
Thomas T. Edman
Robert E. Klatell
John G. Mayer
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended December 31, 2006, our compensation committee consisted of Messrs. Edman, Klatell, and Mayer. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.
REPORT OF THE AUDIT COMMITTEE
     The board of directors has appointed an audit committee consisting of three independent directors. All members of the audit committee are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. At least one member of the audit committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Messrs. Bass, Beck, and Mayer are independent directors, as defined by Rule 4200(a)(14) of the NASD’s listing standards and that Mr. Beck, chairman, qualifies as an “audit committee financial expert.”
     The primary responsibility of the audit committee is to assist the company’s board of directors in fulfilling its responsibility to oversee management’s conduct of the company’s financial reporting process, including overseeing the financial reports and other financial information provided by the company to governmental or regulatory bodies (such as the Securities and Exchange Commission), the public, and other users thereof; the company’s systems of internal accounting and financial controls; and the annual independent audit of the company’s financial statements.
     Management has the responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountants are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
     In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements with management and the independent auditors. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee received from the independent registered public accounting firm written disclosures and the letter required by Independence Standards Board Standard No. 1. The audit committee also discussed with the independent registered public accounting firm the auditors’ independence from management and the company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm.
     The audit committee discussed with the company’s independent registered public accounting firm the overall scope and plans for their audits. The audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company, the internal controls, and the overall quality of the financial reporting. The audit committee held 9 meetings during the fiscal year ended December 31, 2006.
     Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
     This report has been furnished by the audit committee to the company’s board of directors.
James K. Bass
Richard P. Beck
John G. Mayer
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     During fiscal 2006, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $60,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     KPMG LLP was our independent registered public accountants for the years ended December 31, 2005 and 2006 and will serve in that capacity for the 2007 fiscal year unless the audit committee deems it advisable to make a substitution. We anticipate that representatives of KPMG LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Audit Fees
     The following is a summary of fees, all of which were approved by the audit committee for audit and other professional services during the period from January 1, 2005 through December 31, 2006:

	2005	2006
Audit fees	$780,000	$2,341,000
Audit-related fees	—	130,000
Tax fees	60,000	—

All other fees	—	—

Total	$840,000	$2,471,000

     “Audit fees” are fees that we paid to KPMG for the audits of our annual financial statements and management’s assessment of internal control over financial reporting included in the Form 10-K, reviews of financial statements included in Forms 10-Q and audit procedures related to our 2006 acquisition of Tyco Printed Circuit Group. Audit-related fees consist of due diligence services related to the acquisition.
Pre-Approval Policy for Independent Registered Public Accountants’ Fees
     In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accountants. The policy requires that all proposed services to be provided by KPMG LLP must be pre-approved by the audit committee before any services are performed. This policy includes all audit, tax and consulting services that KPMG LLP may provide to our company. In evaluating whether to engage KPMG LLP for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of KPMG LLP.

2006 ANNUAL REPORT ON FORM 10-K
     We have mailed with this proxy statement a copy of our annual report to each stockholder of record as of April 25, 2007. If a stockholder requires an additional copy of our annual report, we will provide one, without charge, on the written request of any such stockholder addressed to our Secretary at TTM Technologies, Inc., 2630 South Harbor Blvd., Santa Ana, California 92704.
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
     We must receive stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held during calendar year 2007 no later than December 29, 2007, in order to be included in the proxy statement and form of proxy relating to such meeting. Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar year 2008, except in circumstances where (a) we receive notice of the proposed matter no later than December 29, 2007, and (b) the proponent complies with the requirements set forth in Rule 14a-4.
OTHER MATTERS
     As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the approval of the Reincorporation. If, however, any other matter should properly come before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors,

Steven W. Richards, Secretary
Santa Ana, California
April 30, 2007

PROXY
TTM TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS - JUNE 22, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Kenton K. Alder and Steven W. Richards, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all shares of TTM Technologies, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on June 22, 2007, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at such meeting.
(Continued and to be marked, dated, and signed, on the other side)
Please date, sign and mail
your proxy card in the
envelope provided as soon as
possible.
Address Change/Comments (Mark the corresponding box on the reverse side)
â  Fold and detach here â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEE: James K. Bass Thomas T. Edman Robert E. Klatell
☐	FOR THE NOMINEE
and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.
☐	WITHHELD FOR NOMINEE
This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the director; and as said proxies deem advisable on such other matters as may come before the meeting.

Please check the box at right if you will attend the annual meeting.		☐
Please mark here for address change or comments. SEE REVERSE SIDE		☐

Signature	Date:	Signature	Date:

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.